Exhibit 24.2

POWER OF ATTORNEY

The undersigned director of AMC Entertainment Inc. hereby appoints Craig R. Ramsey as attorney-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-1 and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Brion B. Applegate
BRION B. APPLEGATE
Director
Date: June 24, 2011